Exhibit 99.B(d)(95)

SUB-ADVISORY AGREEMENT FOR

SEI INSTITUTIONAL INVESTMENT TRUST (“SIIT”)
EMERGING MARKETS EQUITY FUND

THIS SUB-ADVISORY AGREEMENT is made as of this 21. day of March among RWC Asset Advisors (US) LLC (“RWC LLC”) a limited liability company organized under the laws of Delaware with its principal place of business at 2640 S. Bayshore Drive, Suite 201, Miami, Florida 33133, USA, U.S.A., and RWC Asset Management LLP (“RWC LLP”) a limited liability partnership organized under the laws of England and Wales, with its principal office and place of business at Verde, 4th Floor, 10 Bressenden Place, London, SW1E 5DH.

WITNESSETH

WHEREAS, SEI Investments Management Corporation. (“Principal”), a corporation organized and existing under the laws of the State of Delaware has retained RWC LLC as its sub-adviser to render investment advisory services to the SIIT Emerging Markets Equity Fund (the “Fund”), a series of SIIT, which is a Massachusetts business trust (the “Trust”) registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to a Sub-Advisory Agreement dated March 24, 2015 (the “Principal Advisory Agreements”); and

WHEREAS, RWC LLC desires to employ RWC LLP as its investment sub-adviser, and RWC LLP is willing to render investment sub-advisory services to RWC LLC, subject to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this Agreement, RWC LLC and RWC LLP hereby agree as follows:

1.                                      Appointment of RWC LLP. RWC LLC hereby employs RWC LLP as investment sub-adviser for the assets of the Funds, on the terms and conditions set forth herein, and subject to the direction of RWC LLC. RWC LLP accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.                                      Duties of RWC LLP.

(a)                                 RWC LLC employs RWC LLP to act as its sub-advisor in managing the investment and reinvestment of the assets of the Funds in accordance with the Principal Advisory Agreements; to continuously review, supervise, and administer an investment program for the Funds; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Trusts (either directly or through RWC LLC) with all records concerning the activities of RWC LLP that the Trusts are required to maintain; and to render or assist RWC LLC in rendering regular reports to the Trusts’ officers and the Board of Trustees for each Trust concerning the discharge of RWC LLP’ responsibilities hereunder. RWC LLP will discharge the foregoing responsibilities subject to the supervision and oversight of RWC LLC, the Trusts’ officers and the Board of Trustees and in compliance with the objective, policies, and limitations set forth in the Funds’ prospectuses and Statements of Additional Information, any additional operating policies or procedures that the Funds communicate to

RWC LLP in writing (either directly or through RWC LLC), and applicable laws and regulations. RWC LLP agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the services on the terms and for the compensation provided herein.

(b)                                 RWC LLP acknowledges and agrees that RWC LLC is ultimately responsible for all aspects of providing to the Funds the services required of RWC LLC under the Principal Advisory Agreements. Accordingly, RWC LLP shall discharge its duties and responsibilities specified in paragraph (a) of this Section 2 and elsewhere in this Agreement subject at all times to the direction, control, supervision, and oversight of RWC LLC. In furtherance thereof, RWC LLP shall, without limitation, (i) make its offices available to representatives of RWC LLC for on-site inspections and consultations with the officers and applicable portfolio managers of RWC LLP responsible for the day-to-day management of the Funds, (ii) upon request, provide RWC LLC with copies of all records it maintains regarding its management of the Funds and (iii) report to RWC LLC each calendar quarter and at such other times as RWC LLC may reasonably request regarding (A) RWC LLP’ implementation of the Funds’ investment program and the Funds’ portfolio composition and performance, (B) any policies and procedures implemented by RWC LLP to ensure compliance with United States securities laws and regulations applicable to RWC LLP and the Funds, (C) the Funds’ compliance with the objective, policies, and limitations set forth in the Funds’ prospectuses and Statements of Additional Information and any additional operating policies or procedures that the Funds communicate to RWC LLP in writing (either directly or through RWC LLC) and (D) such other matters as RWC LLC may reasonably request.

3.                                      Securities Transactions. Among its responsibilities, RWC LLP shall select the brokers or dealers that will execute purchases and sales of securities for the Funds, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions, subject to written policies and procedures provided to RWC LLP (either directly or through RWC LLC), and consistent with Section 28(e) of the Securities Exchange Act of 1934. RWC LLP will promptly communicate or assist RWC LLC in communicating to the Funds’ officers and the Board of Trustees such information relating to the portfolio transactions RWC LLP has directed on behalf of the Funds as RWC LLC or such officers or the Board may reasonably request.

4.                                      Compensation of RWC LLP. For the services to be rendered by RWC LLP as provided in this Agreement, RWC LLC (and not the Trusts or the Funds) will pay to RWC LLP at the end of each of month a fee equal to the amount set forth on Schedule A attached hereto. For clarity, RWC LLC (and not the Trusts, the Funds or SEI) shall be obligated to pay RWC LLP fees hereunder for any period only out of and following RWC LLC’s receipt from SEI of advisory fees pursuant to Sections 4 and Schedules B of the Principal Advisory Agreements for such period. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

5.                                      Compliance. RWC LLP agrees to comply with all policies, procedures, or reporting requirements that the Board of Trustees reasonably adopts and communicates to RWC

LLP in writing (either directly or through RWC LLC) including, without limitation, any such policies, procedures, or reporting requirements relating to soft dollar or other brokerage arrangements. “Applicable Law” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of RWC LLP in relation to the Funds.

6.                                      Status of RWC LLP. The services of RWC LLP to RWC LLC under this Agreement are not to be deemed exclusive, and RWC LLP will be free to render similar services to others so long as its services to RWC LLC under this Agreement are not impaired thereby. RWC LLP will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Funds in any way or otherwise be deemed an agent of the Funds or the Trusts.

7.                                      Liability of RWC LLP. No provision of this Agreement will be deemed to protect RWC LLP against any liability to RWC LLC or to the Funds or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith, or negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

8.                                      Duration; Termination; Notices; Amendment. Unless sooner terminated as provided herein, this Agreement shall continue in effect for so long as the Principal Advisory Agreements remain in effect. Notwithstanding the foregoing, this Agreement may also be terminated, without the payment of any penalty, by RWC LLC (i) upon 60 days’ written notice to RWC LLP; or (ii) upon material breach by RWC LLP of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; RWC LLP may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days’ written notice to RWC LLC; or (2) upon material breach by RWC LLC of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Principal Advisory Agreements. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to RWC LLC, at: 2640 S. Bayshore Drive

Suite 201

Miami, Florida 33133
USA

If to RWC LLP, at:

Verde, 4th Floor,

10 Bressenden Place

London

SW1E 5DH

United Kingdom

Attention: General Counsel

This Agreement may be amended by mutual consent of the parties hereto upon prior approval by the Board of Trustees of the Trusts.

9.                                      Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

10.                               Confidentiality. RWC LLP shall keep confidential any and all information obtained in connection with the services rendered hereunder and shall not disclose any such information to any person other than RWC LLC, the Trusts, the Board of Trustees, Principal, and any director, officer, or employee of RWC LLC, the Trusts, or Principal, except (i) with the prior written consent of the Trusts, (ii) as required by law, regulation, court order, or the rules or regulations of any self-regulatory organization, governmental body, or official having jurisdiction over RWC LLC or RWC LLP, or (iii) for information that is publicly available other than due to disclosure by RWC LLP or its affiliates or becomes known to RWC LLP from a source other than RWC LLC, the Trusts, the Board of Trustees, or Principal.

11.                               Proxy Policy. RWC LLP acknowledges that Principal and RWC LLC have agreed, within sections 1(i) of the Principal Advisory Agreements, regarding how proxies will be handled and that RWC LLC shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in the Funds.

12.                               Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-interest law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

13.                               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Sub-Advisory Agreement to be executed as of the date first set forth herein.

RWC Asset Advisors (US) LLC

By:
/s/ Paul Larche	/s/ Louise Cades
Name: Paul Larche	Louise Cades
Title: Authorized	Authorized

RWC Asset Management LLP

By:
/s/ Paul Larche	/s/ Louise Cades
Name: Paul Larche	Louise Cades
Title: Authorized	Authorized

Agreed and Acknowledged by

SEI Investments Management Corporation

By:
/s/ William T. Lawrence

Name:
William T. Lawrence

Title:
Vice President

SCHEDULE A

Compensation of RWC LLP

Date:

For the services to be rendered by RWC LLP as provided in this Agreement, RWC LLC (and not SEI, the Trusts or the Funds) will pay to RWC LLP at the end of each month an amount determined based upon the internal RWC pricing policy then in effect. As of the date hereof, under the current RWC pricing policy RWC LLC will pay RWC LLP [REDACTED] of all fees actually paid by SEI to RWC LLC in the prior month under Sections 4 and Schedules B of the Principal Advisory Agreements. Such percentages may change at any time based upon revisions or supplements to the RWC pricing policy.